EXHIBIT 99.1

NEWS RELEASE
One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeogroupinc.com
CR-05-21
THE GEO GROUP, INC. ANNOUNCES COMPLETION OF FINANCING
Boca Raton, Fla. – September 15, 2005 — The GEO Group, Inc. (NYSE:GGI) (“GEO”) announced today that it has completed the amendment to its senior secured credit facility (the “Senior Credit Facility”), consisting of a $75 million, 6-year term-loan bearing interest at LIBOR plus 2.00%, and a $100 million, 5-year revolving credit facility bearing interest at LIBOR plus 2.00%.
GEO plans to use the borrowings under the Senior Credit Facility to fund general corporate purposes and to finance GEO’s proposed acquisition of Correctional Services Corporation (“CSC”) for approximately $62 million plus deal-related costs. The acquisition of CSC is expected to close in the beginning of the fourth quarter of 2005 subject to certain closing conditions contained in the merger agreement.
The Senior Credit Facility was underwritten by BNP Paribas.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional and detention management, health and mental health, and other diversified services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, and Canada managing 42 facilities with a total design capacity of approximately 38,500 beds.
This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results, including statements regarding estimated earnings, revenues and costs and our ability to maintain growth and strengthen contract relationships. Factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release include, but are not limited to: (1) The risk that GEO’s acquisition of Correctional Services Corporation may not be completed; (2) GEO’s ability to successfully pursue further growth and continue to enhance shareholder value; (3) GEO’s ability to access the capital markets in the future on satisfactory terms or at all; (4) risks associated with GEO’s ability to control operating costs associated with contract start-ups; (5) GEO’s ability to timely open facilities as planned, profitably manage such facilities and successfully integrate such facilities into GEO’s operations without substantial costs; (6) GEO’s ability to win management contracts for which it has submitted proposals and to retain existing management contracts; (7) GEO’s ability to obtain future financing on acceptable terms; (8) GEO’s ability to sustain company-wide occupancy rates at its facilities; and (9) other factors contained in GEO’s Securities and Exchange Commission filings, including the forms 10-K, 10-Q and 8-K reports.
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